Exhibit 99.7

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Celltech Group plc

Recommended Cash Offer for Celltech Group plc by UCB S.A.

18 May 2004

Disclaimer

• Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, Australia, Belgium, Canada or Japan and the Offer will not be capable of acceptance from within Australia, Canada, Japan or Belgium. Accordingly, unless otherwise determined by UCB and permitted byapplicable law and regulation, copies of this presentation or any other documents related to the Offer have not been and may not be mailed or otherwise forwarded, distributed or sent in or into Australia, Belgium, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from any such jurisdictions.

• The Offer has not been notified to, and the offer documents have not been approved by, the Belgian Banking, Finance and Insurance Commission. The Offer is not available to persons resident in Belgium.

• This document does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities and no part of it shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Celltechshareholders are advised to read the Offer Document and the Form of Acceptance and Celltechshareholders in the US are additionally advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement where they become available because they will contain important information. The Tender Offer Document and the Solicitation/Recommendation Statement will be available on the SEC’s website from the date the Offer Document is mailed to Celltech Shareholders. The Offer Document and Form of Acceptance accompanying the Offer Document will be made available to all CelltechShareholders at no charge to them.

• Lazard is acting for UCB and for no one else in connection with the Offer and will not be responsible to anyone other than UCB for providing the protections afforded to customers of Lazard or for providing advice in relation to the Offer. JP Morgan and Morgan Stanley are acting for Celltechand for no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protection afforded to customers of JP Morgan and Morgan Stanley or for providing advice in relation to the Offer.

• This document has been prepared solely for use at the analysts’ presentation held in connection with the Offer. Celltech accepts responsibility for the information contained in this document relating to itself and the Wider CelltechGroup. UCB accepts responsibility for the information contained in this document relating to itself, and the Wider UCBGroup and the combined group.

• The analysts’ presentation includes "forward-looking statements" relating to the Offer, UCB and Celltechthat are subject to known and unknown risks and uncertainties, many of which are outside of UCB’sand Celltech's control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltechoperate; costs associated with research and development; changes in the prospects for products in the research and development pipeline of UCB or Celltech; dependence on existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

• The information contained in this document has not been independently verified. No representation or warranty express or implied is made as to, and no reliance should be placed on the fairness, accuracy, completeness or correctness of the information or opinions contained herein. Neither UCB nor Celltechnor any of their respective affiliates, advisors or representatives shall have any liability whatsoever (in negligence or otherwise) for any loss howsoever arising from any use of this document or its contents or otherwise arising in connection with this document.

UCB Offer for Celltech

• All cash offer of 550 pence per share

                – Implies share capital valuation of £1.5bn

                – Premium of 27.8% over 17/5/04 close

                – Premium of 26.3% over three months average

• Unanimously recommended by Celltech Board

• UK offer document to be posted this week

                – Closing expected by Q3 2004

UCB awarded CDP870 license

• Pfizer returned rights to CDP870 1/12/03

                – Multiple unsolicited licensing approaches

                – Initiated competitive licensing process

• UCB terms most attractive

                – Overall value/deal structure

                – Specialist product launch experience (Keppra)

                – Management knowledge of anti-TNF market

Building a global biopharmaceutical leader

UCB Pharma

• Innovative European-based Pharma company with global research and commercial platform delivering strong cash-flows

Celltech

• Leading European-based Biotech company with a strong research platform and a pipeline with blockbuster potential

• Expand leadership in specialist market segments

• Combine attractive pipelines and strong R&D capabilities

• Build blockbusters (Keppra, CDP870,…) beyond Zyrtec

• Strengthen U.S. presence

• Realise synergies

Enhanced long-term top & bottom line performance

UCB Group 2003

• Headquarters in Brussels

• Group revenues:	€ 2,966 million
Pharmarevenues:	€ 1,610 million(1)
• Group EBITA:	€ 496 million
PharmaEBITA:	€ 400 million
• PharmaR&D 2003:	€ 210 million
Budget 2004:	€ 244 million

• 11,500 people of which 6,650 in Pharma

Key Strengths of UCB Pharma

• Leader in Neurology and Allergy

• Global reach

• Track record of innovation (Zyrtec, Keppra, Xyzal,...)

• Experienced management team

• Strong in market and financial performance

• Proven experience of successful acquisition and integration

Combining Celltech with UCB creates

European-based biopharmaceutical leader

• Expanded leadership position in focused specialist-driven areas:

                – CNS, inflammation, oncology

• Well-timed launches (projected):

                – CDP870 by 2007

                – U44212, U34714, CDP484, CDP323,... by 2010

• Complementary strengths

• Stronger US presence

• Synergies targeted at €100 million to be realized rapidly

• Both UCB and Celltech willing and ready for next step

• Management of both companies experienced in successful integrations and will lead new group

Building a Global biopharmaceutical leader

2003  Pharma Revenues (€bn)

[GRAPH]

Note: 1) Includes royalty income

Celltech’sproduct pipeline

• Combined group R&D headquarters to be located in Slough (UK)

• UCB enhances ability to commercialise pipeline potential

[GRAPH]

UCB + Celltech: Enhanced Growth in Short, Medium and Long-Term

[GRAPH]

Highlight of 2003 illustrative combined P&L UCB Pharma & Celltech

€ Millions (1), Pro forma	UCB Pharma	Celltech (2)	Combined

Revenues (3)	1,610	511	2,121
EBITA	400	72	472
% of Revenues	25%	14%	22%

Combining Celltechwith UCB will drive success

• Transaction transforms UCB

• Experienced management teams from both companies will lead the new group

• Best of both organizations will be combined

• Senior positions offered to Celltech executive directors; Dr. Göran Ando will be nominated for UCB Board

• Corporate and Pharma headquarters to be based in Brussels

• R&D headquarters to be located in Slough (UK)

Building a Global biopharmaceutical leader

2003 PharmaRevenues (€bn)

[GRAPH]

Note: 1) Includes royalty income